Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
tel: 203 622-3131
fax: 203 622-6080

unitedrentals.com

UNITED RENTALS NAMES JONATHAN GOTTSEGEN AS GENERAL COUNSEL

GREENWICH, Conn. — February 5, 2009 — United Rentals, Inc. (NYSE: URI) today announced that Jonathan M. Gottsegen will join the company as Senior Vice President, General Counsel and Corporate Secretary, effective February 18, 2009. Gottsegen replaces Roger E. Schwed who is stepping down but will remain with the company for a transition period.

Michael Kneeland, CEO of United Rentals, said, “We are delighted that Jonathan has agreed to lead our legal team as he brings extensive experience in mergers and acquisitions, financings, securities, regulatory and corporate governance. I am very pleased to have Jonathan on our executive team, and I know that he will help us achieve our strategic objectives.”

Kneeland added, “We deeply appreciate Roger’s efforts on behalf of United Rentals over the past three years and wish him well in his future endeavors.”

Prior to joining United Rentals, Gottsegen directed the Corporate and Securities Practice Group at The Home Depot, Inc., where he led a team responsible for oversight of the company’s key legal matters. Earlier, Gottsegen served as securities counsel for Time Warner Inc., responsible for corporate, securities and corporate governance. From 1999-2003, Gottsegen was an associate in the New York office of Kaye Scholer Fierman Hays & Handler in its corporate and securities transactional practice.

From 1996 to 1999, Gottsegen was a senior staff attorney with the U.S. Securities and Exchange Commission in its Division of Corporate Finance. He received an undergraduate degree from Emory University, a law degree from Tulane University and is a member of the bar of Louisiana, New York, and the District of Columbia.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 625 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 9,800 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

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Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com